NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-820-6655
414-747-2890 Fax

Release date: 2 October 2006

Ladish Reaches New Labor Contract

(Cudahy, WI) – Ladish Co., Inc.(www.ladishco.com) (“Ladish”) and members of Local #1509 of the Boilermaker-Blacksmiths Union ratified a new six-year labor agreement on Sunday, October 1. This new agreement replaces the prior three-year agreement which expired on that date. Local #1509 represents approximately 175 Ladish workers, and is the second largest of seven unionized groups at Ladish’s Wisconsin facility. Local #1509 is the fifth of Ladish’s bargaining groups to sign a new six-year agreement in 2006.

The new agreement includes increases in wages and pension contributions averaging less than 3% and less than .5% per year, respectively, over the six-year term of the agreement. The Company and the Boilermaker-Blacksmiths also agreed to share the increased costs of group health insurance.

Kerry Woody, Ladish President and CEO stated, “We are pleased to have a six-year agreement with the Boilermaker-Blacksmiths. The Agreement with Local #1509 follows the pattern established in prior agreements this year and reaffirms the commitment of Ladish employees to support our major customers. Long-term agreements with major customers such as Rolls-Royce and General Electric for jet engine forgings provided the impetus for the succession of six-year labor agreements. The Company and its employees jointly recognize the importance of improved efficiency and productivity and are committed to that goal going forward.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

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